EXHIBIT 10.1

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (the “Agreement”) is made on ____________, 2013, by and between A-MARK PRECIOUS METALS, INC., a Delaware corporation (“A-Mark”), and SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (“SGI”).
WHEREAS, A-Mark has agreed that it will assist SGI by seconding two of its employees, Gregory N. Roberts and Carol Meltzer (together, the “Secondees”) to SGI in accordance with the terms and conditions of this Agreement.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1.Secondment. A-Mark shall second the Secondees to SGI for the time periods described in Section 4, in accordance with the terms and conditions of this Agreement (the “Secondment”). No person other than Secondees shall be seconded by A-Mark to SGI.
2.Commitment to SGI. Subject to the provisions of Section 6, A-Mark shall be required to make each Secondee available to SGI and its subsidiaries for the performances of the Services described in Section 3 for up to [ten percent (10%)] of such Secondee’s professional working time on a monthly basis. The Secondees will not be seconded by A-Mark to any other organization not affiliated with A-Mark, so that the balance of each Secondee’s working time will be committed to A-Mark and its subsidiaries.
3.Services. Each Secondee will provide SGI and its subsidiaries with consulting services in management and administration, which may include service as an executive office or other corporate officer or director of SGI and/or any subsidiaries of SGI (the “Services”), pursuant to the terms of this Agreement. Other than the Services, A-Mark shall not be required to make the Secondees available for the performance of any services to SGI.
4.Term. The term of this Agreement shall commence on the date of this Agreement and shall continue thereafter until June 13, 2016 (the “Term”), unless sooner terminated in accordance with Section 11 of this Agreement.
5.Scheduling. Subject to the provisions of this Agreement, the Secondees shall perform the Services as mutually agreed from time to time by SGI and A-Mark, on a good faith basis, in order to schedule the time and place of the Services of each of the Secondees to SGI so as not to unreasonably interfere with the performance of their respective duties and responsibilities to A-Mark or impose hardship on the Secondees.
6.Status. The Secondees shall at all times be and remain employees of the A-Mark, and nothing in this Agreement shall affect the employment relationship between A-Mark and each of the Secondees. While a Secondee is performing Services for SGI, A-Mark and SGI shall require that the Secondee hold himself or herself out as a consultant to SGI, and neither A-Mark nor SGI shall not permit the Secondee to hold himself or herself out as an employee of A-Mark (in connection with the performance of Services for SGI) or SGI.
7.Obligations of A-Mark. A-Mark shall perform all obligations and discharge all liabilities which may be imposed on it by law or otherwise in its capacity as employer of the Secondees, including, without limitation, paying salary and providing employee benefits.
8.Consideration.
(a)    In consideration for A-Mark seconding the Secondees to SGI, during the Term SGI shall pay to A-Mark in respect of each Secondee the amount per annum set forth on Exhibit A (the “Secondment Fee”). The Secondment Fee shall be payable in equal monthly installments on or before the last day of each calendar month during the Term (or if such day is not a business day, the next succeeding business day).
(b)    SGI agrees that, for fiscal 2014, fiscal 2015, and fiscal 2016, it shall pay additional consideration to A-Mark based on Secondee Gregory N. Roberts’ performance of Services based on the performance bonus that would have been payable under Mr. Roberts’ employment agreement with SGI, as in effect during fiscal 2014 prior to the Distribution (the “Former Employment Agreement”), but with SGI paying to A-Mark only the portion of the performance bonus attributable to SGI, determined as follows:

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Determinations under this Section 8(b) will be made in good faith by the Compensation Committee of the A-Mark Board of Directors, based on objectively determined financial information from A-Mark and SGI;

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Calculation of the performance bonus amount will be based on the sum of SGI’s “Pre-Tax Profits” and A-Mark’s “Pre-Tax Profits” for the given fiscal year (together, the “Combined Pre-Tax Profits”), which will include any negative amount of Pre-Tax Profits from either company;

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For purposes hereof, “Pre-Tax Profits” shall be determined based on the definition thereof in the Former Employment Agreement, adjusted to eliminate expenses of SGI and A-Mark incurred in effectuating the separation of A-Mark from SGI (such separation expenses shall not include expenses that would have been incurred in the ordinary course of business in any event nor net additional expenses that must be borne by SGI or A-Mark following such separation that prior to the separation would have been borne by the other company or shared or reimbursed by the other company at a lower aggregate cost);

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The portion of the performance bonus attributable to SGI will be an amount equal to the percentage determined by dividing SGI’s Pre-Tax Profits for the fiscal year by the Combined Pre-Tax Profits for the fiscal year; provided, if SGI’s Pre-Tax Profits are negative, the portion of the performance bonus attributable to SGI shall be zero;

•	SGI will timely provide to A-Mark financial information to enable A-Mark’s Compensation Committee to make the good faith determination as to such bonus;

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A-Mark shall give written notice to SGI of: (i) its determination of the Combined Pre-Tax Profits; (ii) the basis therefor, (iii) the resulting performance bonus, and (iv) the portion of the performance bonus amount attributable to SGI. SGI shall have ten (10) business days after receipt of the notice to provide comments to A-Mark regarding such determination, before SGI’s obligation under this Section 8(b) will become final (unless such notice is waived by SGI);

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If Combined Pre-Tax Profits are less than $5 million, but greater than zero, and if A-Mark determines to pay a discretionary bonus (not to exceed $600,000), A-Mark shall so advise SGI and SGI shall be responsible for reimbursing A-Mark for any portion of such discretionary bonus only if the SGI board of directors or the compensation committee of the SGI board of directors approves the payment by SGI of a portion of the discretionary bonus in advance of A-Mark’s payment of the discretionary bonus;

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If the performance bonus amount determined based on Combined Pre-Tax Profits is greater than $3 million, SGI shall be responsible for reimbursing A-Mark for any portion of such discretionary bonus in excess of $3 million (of aggregate bonus) only if the SGI board of directors or the compensation committee of the SGI board of directors approves the payment of the SGI portion of the such bonus in excess of $3 million (of aggregate bonus) in advance of A-Mark’s payment of such bonus.

(c) A-Mark and SGI agree that A-Mark shall pay Mr. Roberts the performance bonus amount determined under Section 8(b) and any other bonus amount SGI authorizes based on the performance of Services by either of the Secondees during the Term. SGI shall pay such amounts as additional consideration hereunder to A-Mark, together with any payroll taxes paid by A-Mark attributable to such amounts paid to the Secondees not later than the date A-Mark pays such bonus to the Secondee.
(d)    SGI shall also be responsible for the payment of any and all reasonable out-of-pocket business expenses incurred by either of A-Mark or such Secondee in connection with the performance of the Services by the Secondees, including, but not limited to, expenses for business travel and accommodation, in connection with a Secondee’s services as contemplated by this Agreement, in accordance with SGI’s normal policies and requirements related to such expense reimbursement. In its discretion, A-Mark may reimburse a Secondee for such business expenses, in which case A-Mark shall be entitled to invoice SGI for amounts incurred by such Secondee. Payment by SGI shall be due within thirty (30) days of the date of invoice, except as otherwise agreed between SGI and the A-Mark.
(e)    All payments by SGI under this Agreement shall be made without set-off or counterclaim or condition, and otherwise in accordance with this Agreement.
(f)     In the event any portion of the performance bonus paid to the Secondees by A-Mark is recouped by A-Mark in accordance with the terms of any A-Mark policy relating to recoupment (or clawback), the amount of such recoupment attributable to SGI payments under Section 8(c) above shall be promptly repaid to SGI.
(g)    SGI’s compensation obligations to the Secondees arising out of their employment by SGI prior to the date of this Agreement shall not be affected by this Agreement, including any continuing rights and obligations of SGI and Secondees to one another under any employment agreement or stock option or other equity compensation arrangement.
9.Liability and Indemnity.
(a)    A-Mark shall have no liability for any loss or damage (whether direct or indirect, physical, economic, consequential or otherwise) arising from or in connection with the provision of the Services to SGI by the Secondees. SGI agrees and acknowledges that it shall bear full and sole responsibility for supervising the Secondees’ performance of the Services during the course of the Secondment.
(b)    SGI agrees to indemnify and hold A-Mark fully and effectively harmless in respect of all and any liabilities which A-Mark may incur to any third party for claims, losses, liabilities or damages or loss of profit, savings, goodwill, business trade or any other economic loss to the extent caused by the provision of any Services to SGI by the Secondees.
10.Confidentiality and Intellectual Property Rights.
(a)    A-Mark shall cause each Secondee to enter into agreements as to confidentiality and as to compliance with policies corresponding to those normally obtained by SGI from its employees and consultants.
(b)    A-Mark and SGI each agrees to take all reasonable measures to protect the confidential information and intellectual property of the other that may, directly or indirectly, be disclosed in connection with the Secondment. Neither party will improperly use or disclose any confidential information or intellectual property of the other, without the other party’s consent, and each party agrees to promptly notify the other of its possession of any confidential information or intellectual property of the other.
(c)    If at any time during the Term either Secondee alone or jointly discovers or acquires any invention, development, improvement, process or design whatsoever or any interests therein which shall relate to or concern the activities of SGI, A-Mark shall cause each Secondee to be obligated to communicate full details thereof to SGI, and any such invention made or discovered as aforesaid shall belong to and be the absolute property of SGI; provided that no such invention, development, improvement, process or design shall incorporate the proprietary know-how or other intellectual property of A-Mark without the consent of A-Mark and, to the extent incorporating such know-how or intellectual property, shall not be the property of SGI unless otherwise agreed by A-Mark.
11.Termination.
(a)    SGI may terminate this Agreement at any time and for any reason upon thirty (30) days advance written notice to A-Mark.

(b)    Either party may terminate this Agreement upon the occurrence of any of the following events, upon written notice to the other party:

(i)    with respect to one or both Secondees, in the event that the other party commits a breach of this Agreement which in the case of a breach capable of remedy is not remedied within thirty (30) days after written notice has been given to the breaching party;

(ii)    with respect to one or both Secondees, if the other party is unable to pay its debts or upon the institution by or against such party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, upon such party making an assignment for the benefit of creditors, or upon such party’s dissolution or ceasing to do business; or

(iii)    with respect to either Secondee, if such Secondee is unable to properly perform the Services contemplated to be performed by such Secondee due to such Secondee’s death, disability, injury or any other reason, if such inability continues for a period of thirty (30) consecutive working days.

(c)    This Agreement shall terminate automatically, without notice to either party, with respect to either Secondee, if such Secondee’s employment with A-Mark is terminated for any reason (including due to death). In the event such employment with A-Mark is terminated, A-Mark shall provide prompt notice of same to SGI.

(d)    Termination of this Agreement for any reason shall not affect the rights and obligations of the parties hereunder that have accrued up to the date of or arising out of such termination or expiry, including the right to claim damages as a result of a breach of this Agreement, or any obligations to pay any outstanding payments due to third parties after the termination date.

(e)    The following provisions shall survive termination of this Agreement: Section 10 (“Confidentiality and Intellectual Property Rights”); and Section 12 (“Miscellaneous”).

12.Miscellaneous.
(a)    Notice. Any notice to be served on either of the parties by the other shall be sent by certified first class mail to the business address of the party to whom it is sent, attention Chief Executive Officer of the applicable party.

(b)    No Third Party Beneficiaries; Assignability. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors and permitted assigns, and are not intended to confer upon any other person, including the Secondees, any third party beneficiary rights under this Agreement. Neither party may assign, delegate or transfer (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party. Notwithstanding the foregoing, either party will have the right to assign this Agreement to any direct or indirect wholly-owned subsidiary of such party subject to such party remaining liable for the fulfillment of its obligations under this Agreement.

(c)    Relationship of the Parties. Nothing in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of a partnership, joint venture or similar relationship between the parties hereto, and neither party shall be deemed to be the agent of the other party by virtue of this Agreement, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of independent parties contracting for services. Neither party has and neither party shall hold itself out as having any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other party or to transact business in the other party’s name or on its behalf, or make any promises or representations on behalf of the other party by virtue of this Agreement.

(d)    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

(e)    Dispute Resolution. The terms and provisions of Article 6 of the Separation and Distribution Agreement between A-Mark and SGI, relating to the procedures for resolution of any disputes between the parties, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement, or the transactions contemplated hereby, mutatis mutandis; provided that the parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between A-Mark and SGI, any party by whom this Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement, or prevent any violation hereof, and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

(f)    Consent to Jurisdiction. The parties to this Agreement submit to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 11(e). Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Los Angeles County of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby for which it has submitted to jurisdiction pursuant to this Section 11(f) and waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(g)    Waiver of Jury Trial. SUBJECT TO SECTION 11(E), TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(h)    Amendment. No provisions of this Agreement shall be deemed amended, modified or supplemented by any party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.

(i)    Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

A-MARK PRECIOUS METALS, INC.,
a Delaware corporation

By:
Name:
Title:

SPECTRUM GROUP INTERNATIONAL, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT A

SECONDMENT FEE

SGI will pay to A-Mark a Secondment Fee equal to $________ in the aggregate per year in exchange for the services to be provided by Gregory N. Roberts and Carol Meltzer.